UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                                (Amendment No. 1)*


                         STREICHER MOBILE FUELING, INC.
                  ---------------------------------------------
                                (Name of Issuer)

                          COMMON STOCK, $.01 PAR VALUE
                  ---------------------------------------------
                         (Title of Class of Securities)


                                  862924-10-7
                          ----------------------------
                                 (CUSIP Number)


                                 March 10, 2005
             -------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)






Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                                |_| Rule 13d-1(b)
                                |X| Rule 13d-1(c)
                                |_| Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that Section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

Persons who respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.


                               Page 1 of 6 pages

Schedule 13G
CUSIP  No. 862924-10-7                    GM Johnston Family Limited Partnership
--------------------------------------------------------------------------------

1)     Names  of  Reporting  Persons.
       I.R.S. Identification Nos. of Above Persons (entities only)

       GM Johnston Family Limited Partnership
--------------------------------------------------------------------------------

2)     Check the Appropriate Box if a Member of a Group (a) [ ]
        (See Instructions)                              (b) [ ]

--------------------------------------------------------------------------------


3)     SEC  Use  Only

--------------------------------------------------------------------------------


4)     Citizenship  or  Place  of  Organization

       Arkansas
--------------------------------------------------------------------------------



     Number  of  Shares     5)     Sole  Voting Power            314,000
     Beneficially           ---------------------------------------------------
     Owned  by  Each        6)     Shared  Voting  Power               0
     Reporting              ---------------------------------------------------
     Person  With           7)     Sole  Dispositive  Power      314,000
                            ---------------------------------------------------
                            8)     Shared  Dispositive  Power          0

--------------------------------------------------------------------------------

9)     Aggregate  Amount Beneficially Owned by Each Reporting Person

       314,000
--------------------------------------------------------------------------------

10)     Check  if  the  Aggregate  Amount  in  Row  (9)  Excludes
        Certain  Shares  (See  Instructions)                              |_|


--------------------------------------------------------------------------------

11)     Percent  of  Class  Represented  by  Amount  in  Item  9

        (less than) 0.1%
--------------------------------------------------------------------------------

12)     Type  of  Reporting  Person  (See  Instructions)

        PN
--------------------------------------------------------------------------------





                               Page 2 of 6 pages

Schedule 13G
CUSIP  No. 862924-10-7                    GM Johnston Family Limited Partnership
--------------------------------------------------------------------------------

ITEM  1.

      (A)   NAME OF ISSUER

            STREICHER MOBILE FUELING, INC.

      (B)   ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICE

            800 West Cypress Road, Suite 580
            Fort Lauderdale, FL 33309

ITEM  2.

      (A)   NAME OF PERSONS FILING

            GM Johnston Family Limited Partnership

      (B)   ADDRESS OF PRINCIPAL BUSINESS OFFICE OR IF NONE, RESIDENCE

            940 Apple Blossom Lane
            Springfield, AR 72762


      (C)   CITIZENSHIP

            Arkansas


      (D)   TITLE OF CLASS OF SECURITIES

            Common Stock, $.01 par value

      (E)   CUSIP NUMBER

            862924-10-7


ITEM  3.

      If this statement is filed pursuant to rule 240.13d- 1(b), or 240.13d-2(b) or (c), check whether the person filing is a:

     (a)  |_| Broker or dealer registered under section 15 of the Act (15 U.S.C.
          78o).

     (b)  |_| Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).

     (c) |_| Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).

     (d) |_| Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).

     (e)  |_| An investment adviser in accordance with 240.13d- 1(b)(1)(ii)(E).

     (f) |_| An employee benefit plan or endowment fund in accordance with 240.13d-1(b)(1)(ii)(F).

     (g) |_| A parent holding company or control person in accordance with 240.13d-1(b)(1)(ii)(G)


                               Page 3 of 6 pages

Schedule 13G
CUSIP  No. 862924-10-7                    GM Johnston Family Limited Partnership
--------------------------------------------------------------------------------

     (h) |_| A savings association as defined in section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813).

     (i) |_| A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3).

     (j)  |_| Group, in accordance with section 240.13d-1(b)(1)(ii)(J).


ITEM 4. OWNERSHIP.


      (a)   Amount beneficially owned:

            300,000 shares of Common Stock and a Warrant to purchase an additional 14,000 shares of Common Stock

      (b)   Percent of class:

            (less than) 0.1%

      (c)   Number of shares as to which the person has:

            (i)   Sole power to vote or to direct the vote:  314,000

            (ii)  Shared power to vote or to direct the vote:    0

            (iii) Sole power to dispose or to direct the disposition of: 314,000

            (iv)  Shared power to dispose or to direct the disposition of:  0

ITEM 5. OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

      If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following |X|


                               Page 4 of 6 pages

Schedule 13G
CUSIP  No. 862924-10-7                    GM Johnston Family Limited Partnership
--------------------------------------------------------------------------------

ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

        Not Applicable

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

        Not Applicable

ITEM 8. IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

        Not Applicable

ITEM 9. NOTICE OF DISSOLUTION OF GROUP

        Not Applicable

ITEM 10. CERTIFICATION.

        Not Applicable

      By signing below we certify that, to the best of our knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


                               Page 5 of 6 pages

Schedule 13G
CUSIP  No. 862924-10-7                    GM Johnston Family Limited Partnership
--------------------------------------------------------------------------------


                                    SIGNATURE

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  April 5, 2005


                        GM JOHNSTON FAMILY LIMITED PARTNERSHIP

                        By: Gerald M. Johnston Revocable Trust U/I/D 11/12/91, Managing General Partner


                        By:  /s/ Gerald M. Johnston
                        ------------------------------------------------------
                                 Gerald M. Johnston, Trustee




                               Page 6 of 6 pages